EXHIBIT 10.56

THE GOLDMAN SACHS GROUP, INC.

             FIXED ALLOWANCE RESTRICTED STOCK AWARD

This Award Agreement, together with The Goldman Sachs Amended and Restated Stock Incentive Plan (2015) (the “Plan”), governs your award of          Fixed Allowance Restricted Shares (your “Award”). You should read carefully this entire Award Agreement, which includes the Award Statement, any attached Appendix and the signature card.

ACCEPTANCE

1. You Must Decide Whether to Accept this Award Agreement. To be eligible to receive your Award, you must by the date specified (a) open and activate an Account and (b) agree to all the terms of your Award by executing the related signature card in accordance with its instructions. By executing the signature card, you confirm your agreement to all of the terms of this Award Agreement, including the arbitration and choice of forum provisions in Paragraph 12.

DOCUMENTS THAT GOVERN YOUR AWARD; DEFINITIONS

2. The Plan. Your Award is granted under the Plan, and the Plan’s terms apply to, and are a part of, this Award Agreement.

3. Your Award Statement. The Award Statement delivered to you contains some of your Award’s specific terms. For example, it contains the number of Fixed Allowance Restricted Shares awarded to you and any applicable Transferability Dates.

4. Definitions. Capitalized terms are defined in the Definitions Appendix, which also includes terms that are defined in the Plan.

VESTING OF YOUR FIXED ALLOWANCE RESTRICTED SHARES

5. Vesting. All of your Fixed Allowance Restricted Shares are Vested. When a Fixed Allowance Restricted Share is Vested, it means that your continued active Employment is not required for that portion of Restricted Shares to become fully transferable without risk of forfeiture. The terms of this Award Agreement (including any applicable Transfer Restrictions) continue to apply to Vested Fixed Allowance Restricted Shares.

TRANSFER RESTRICTIONS

6. Transfer Restrictions. Fixed Allowance Restricted Shares will be subject to Transfer Restrictions until the Transferability Date next to such number or percentage of Restricted Shares on your Award Statement. Any purported sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition in violation of the Transfer Restrictions will be void. Within 30 Business Days after the Transferability Date listed on your Award Statement (or any other date on which the Transfer Restrictions are to be removed), GS Inc. will remove the Transfer Restrictions. The Committee or the SIP Committee may select multiple dates within such 30-Business-Day period on which to remove Transfer Restrictions for all or a portion of the Restricted Shares with the same Transferability Date listed on the Award Statement, and all such dates will be treated as a single Transferability Date for purposes of this Award.

DIVIDENDS

7. Dividends. You will be entitled to receive on a current basis any regular cash dividend paid in respect of your Fixed Allowance Restricted Shares.

EXCEPTIONS TO TRANSFERABILITY DATES

8. Accelerated Release of Transfer Restrictions in the Event of a Qualifying Termination After a Change in Control, Conflicted Employment or Death. In the event of your Qualifying Termination After a Change in Control, Conflicted Employment or death, each as described below, your Outstanding Restricted Shares will be treated as described in this Paragraph 8.

(a) You Have a Qualifying Termination After a Change in Control. If your Employment terminates when you meet the requirements of a Qualifying Termination After a Change in Control, any Transfer Restrictions will cease to apply.

(b) You Are Determined to Have Accepted Conflicted Employment.

(i) Generally. Notwithstanding anything to the contrary in the Plan or otherwise, for purposes of this Award Agreement, “Conflicted Employment” means your employment at any U.S. Federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization, or any agency or instrumentality of any such government or organization, or any other employer (other than an “Accounting Firm” within the meaning of SEC Rule 2-01(f)(2) of Regulation S-X or any successor thereto) determined by the Committee, if, as a result of such employment, your continued holding of any Outstanding Restricted Shares would result in an actual or perceived conflict of interest. If your Employment terminates solely because you resign to accept Conflicted Employment or if, following your termination of Employment, you notify the Firm that you are accepting Conflicted Employment, any Transfer Restrictions will cease to apply as soon as practicable after the Committee has received satisfactory documentation relating to your Conflicted Employment.

(ii) You May Have to Take Other Steps to Address Conflicts of Interest. The Committee retains the authority to exercise its rights under the Award Agreement or the Plan (including Section 1.3.2 of the Plan) to take or require you to take other steps it determines in its sole discretion to be necessary or appropriate to cure an actual or perceived conflict of interest (which may include a determination that the accelerated release of Transfer Restrictions described in Paragraph 8(b)(i) will not apply because such actions are not necessary or appropriate to cure an actual or perceived conflict of interest).

(c) Death. If you die, any Transfer Restrictions will cease to apply as soon as practicable after the date of death and after such documentation as may be requested by the Committee is provided to the Committee.

OTHER TERMS, CONDITIONS AND AGREEMENTS

9. Additional Terms, Conditions and Agreements.

(a) You Must Satisfy Applicable Tax Withholding Requirements. Removal of the Transfer Restrictions is conditioned on your satisfaction of any applicable withholding taxes in accordance with Section 3.2 of the Plan, which includes the Firm deducting or withholding amounts from any payment or distribution to you (which, notwithstanding Section 3.2.2 of the Plan, may exceed the statutory minimum rate if and to the extent determined by the Committee or the SIP Committee). In addition, to the extent permitted by applicable law, the Firm, in its sole discretion, may require you to provide amounts equal to all or a portion of any Federal, state, local, foreign or other tax obligations imposed on you or the Firm in connection with the grant of this Award by requiring you to choose between remitting the amount (i) in cash (or through payroll deduction or otherwise), (ii) in the form of proceeds from the Firm’s executing a sale of shares of Common Stock delivered to you under this Award or (iii) shares of Common Stock delivered to you pursuant to this Award. In addition, if you are an individual with separate employment contracts (at any time during and/or after the Firm’s          fiscal year), the Firm, in its sole discretion, may require you to provide for a reserve in an amount the Firm determines is advisable or necessary in connection with any actual, anticipated or potential tax consequences related to your separate employment contracts by requiring you to choose between remitting such amount (i) in cash (or through payroll deduction or otherwise) or (ii) in the form of proceeds from the Firm’s executing a sale of shares of Common Stock delivered to you pursuant to this Award (or any other Outstanding awards granted under the Plan or any predecessor or successor plan thereto).

(b) Firm May Deliver Cash or Other Property Instead of Shares. In accordance with Section 1.3.2(i) of the Plan, in the sole discretion of the Committee, in lieu of all or any portion of the shares of Common Stock, the Firm may deliver cash, other securities, other awards under the Plan or other property, and all references in this Award Agreement to deliveries of shares of Common Stock will include such deliveries of cash, other securities, other awards under the Plan or other property.

(c) Amounts May Be Rounded to Avoid Fractional Shares. Restricted Shares subject to Transfer Restrictions may, in each case, be rounded to avoid fractional shares of Common Stock.

(d) You May Be Required to Become a Party to the Shareholders’ Agreement. Your rights to your Fixed Allowance Restricted Shares are conditioned on your becoming a party to any shareholders’ agreement to which other similarly situated employees (e.g., employees with a similar title or position) of the Firm are required to be a party.

(e) Firm May Affix Legends and Place Stop Orders on Restricted Shares. GS Inc. may affix to Certificates representing shares of Common Stock any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under a separate agreement). GS Inc. may advise the transfer agent to place a stop order against any legended shares of Common Stock.

(f) You Agree to Certain Consents, Terms and Conditions. By accepting this Award you understand and agree that:

(i) You Agree to Certain Consents as a Condition to the Award. You have expressly consented to all of the items listed in Section 3.3.3(d) of the Plan, including the Firm’s supplying to any third-party recordkeeper of the Plan or other person such personal information of yours as the Committee deems advisable to administer the Plan, and you agree to provide any additional consents that the Committee determines to be necessary or advisable;

(ii) You Are Subject to the Firm’s Policies, Rules and Procedures. You are subject to the Firm’s policies in effect from time to time concerning trading in shares of Common Stock and hedging or pledging shares of Common Stock and equity-based compensation or other awards (including, without limitation, the Firm’s “Policies with Respect to Personal Transactions Involving GS Securities and GS Equity Awards” or any successor policies), and confidential or proprietary information, and you will effect sales of shares of Common Stock in accordance with such rules and procedures as may be adopted from time to time (which may include, without limitation, restrictions relating to the timing of sale requests, the manner in which sales are executed, pricing method, consolidation or aggregation of orders and volume limits determined by the Firm);

(iii) You Are Responsible for Costs Associated with Your Award. You will be responsible for all brokerage costs and other fees or expenses associated with your Fixed Allowance Restricted Shares, including those related to the sale of shares of Common Stock;

(iv) You Will Be Deemed to Represent Your Compliance with All the Terms of Your Award if You Sell Shares. You will be deemed to have represented and certified that you have complied with all of the terms of the Plan and this Award Agreement when you request the sale of shares of Common Stock following the release of Transfer Restrictions;

(v) Firm May Deliver Your Award into an Escrow Account. The Firm may establish and maintain an escrow account on such terms (which may include your executing any documents related to, and your paying for any costs associated with, such account) as it may deem necessary or appropriate, and the delivery of shares of Common Stock (including Restricted Shares) or the payment of cash (including dividends) or other property may initially be made into and held in that escrow account until such time as the Committee has received such documentation as it may have requested or until the Committee has determined that any other conditions or restrictions on delivery of shares of Common Stock, cash or other property required by this Award Agreement have been satisfied;

(vi) You Must Comply with Applicable Deadlines and Procedures to Appeal Determinations Made by the Committee, the SIP Committee or SIP Administrators. If you disagree with a determination made by the Committee, the SIP Committee, the SIP Administrators, or any of their delegates or designees and you wish to appeal such determination, you must submit a written request to the SIP Committee for review within 180 days after the determination at issue. You must exhaust your internal administrative remedies (i.e., submit your appeal and wait for resolution of that appeal) before seeking to resolve a dispute through arbitration pursuant to Paragraph 12 and Section 3.17 of the Plan; and

(vii) You Agree that Covered Persons Will Not Have Liability. In addition to and without limiting the generality of the provisions of Section 1.3.5 of the Plan, neither the Firm nor any Covered Person will have any liability to you or any other person for any action taken or omitted in respect of this or any other Award.

10. Non-transferability. Except as otherwise may be provided in this Paragraph 10 or as otherwise may be provided by the Committee, the limitations on transferability set forth in Section 3.5 of the Plan will apply to this Award. Any purported transfer or assignment in violation of the provisions of this Paragraph 10 or Section 3.5 of the Plan will be void. The Committee may adopt procedures pursuant to which some or all recipients of Fixed Allowance Restricted Shares may transfer some or all of their Fixed Allowance Restricted Shares (which will continue to be subject to Transfer Restrictions until the Transferability Date) through a gift for no consideration to any immediate family member, a trust or other estate planning vehicle approved by the Committee or SIP Committee in which the recipient and/or the recipient’s immediate family members in the aggregate have 100% of the beneficial interest.

11. Right of Offset. The obligation to pay dividends or to remove the Transfer Restrictions under this Award Agreement is subject to Section 3.4 of the Plan, which provides for the Firm’s right to offset against such obligation any outstanding amounts you owe to the Firm and any amounts the Committee deems appropriate pursuant to any tax equalization policy or agreement.

ARBITRATION, CHOICE OF FORUM AND GOVERNING LAW

12. Arbitration; Choice of Forum.

(a) BY ACCEPTING THIS AWARD, YOU ARE INDICATING THAT YOU UNDERSTAND AND AGREE THAT THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN SECTION 3.17 OF THE PLAN WILL APPLY TO THIS AWARD. THESE PROVISIONS, WHICH ARE EXPRESSLY INCORPORATED HEREIN BY REFERENCE, PROVIDE AMONG OTHER THINGS THAT ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN THE FIRM AND YOU ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN OR THIS AWARD AGREEMENT WILL BE FINALLY SETTLED BY ARBITRATION IN NEW YORK CITY, PURSUANT TO THE TERMS MORE FULLY SET FORTH IN SECTION 3.17 OF THE PLAN; PROVIDED THAT NOTHING HEREIN SHALL PRECLUDE YOU FROM FILING A CHARGE WITH OR PARTICIPATING IN ANY INVESTIGATION OR PROCEEDING CONDUCTED BY ANY GOVERNMENTAL AUTHORITY, INCLUDING BUT NOT LIMITED TO THE SEC AND THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION.

(b) To the fullest extent permitted by applicable law, no arbitrator will have the authority to consider class, collective or representative claims, to order consolidation or to join different claimants or grant relief other than on an individual basis to the individual claimant involved.

(c) Notwithstanding any applicable forum rules to the contrary, to the extent there is a question of enforceability of this Award Agreement arising from a challenge to the arbitrator’s jurisdiction or to the arbitrability of a claim, it will be decided by a court and not an arbitrator.

(d) All references to the New York Stock Exchange in Section 3.17 of the Plan will be read as references to the Financial Industry Regulatory Authority.

(e) The Federal Arbitration Act governs interpretation and enforcement of all arbitration provisions under the Plan and this Award Agreement, and all arbitration proceedings thereunder.

(f) Nothing in this Award Agreement creates a substantive right to bring a claim under U.S. Federal, state, or local employment laws.

(g) By accepting your Award, you irrevocably appoint each General Counsel of GS Inc., or any person whom the General Counsel of GS Inc. designates, as your agent for service of process in connection with any suit, action or proceeding arising out of or relating to or concerning the Plan or any Award which is not arbitrated pursuant to the provisions of Section 3.17.1 of the Plan, who shall promptly advise you of any such service of process.

(h) To the fullest extent permitted by applicable law, no arbitrator will have the authority to consider any claim as to which you have not first exhausted your internal administrative remedies in accordance with Paragraph 9(f)(vi).

13. Governing Law. THIS AWARD WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

AMENDMENT AND CONSTRUCTION

14. Amendment. The Committee reserves the right at any time to amend the terms of this Award Agreement, and the Board may amend the Plan in any respect; provided that, notwithstanding the foregoing and Sections 1.3.2(f), 1.3.2(h) and 3.1 of the Plan, no such amendment will materially adversely affect your rights and obligations under this Award Agreement without your consent; and provided further that the Committee expressly reserves its rights to amend the Award Agreement and the Plan as described in Sections 1.3.2(h)(1), (2) and (4) of the Plan. A modification that impacts the tax consequences of this Award will not be an amendment that materially adversely affects your rights and obligations under this Award Agreement. Any amendment of this Award Agreement will be in writing.

15. Construction, Headings. Unless the context requires otherwise, (a) words describing the singular number include the plural and vice versa, (b) words denoting any gender include all genders and (c) the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof. References in this Award Agreement to any specific Plan provision will not be construed as limiting the applicability of any other Plan provision.

IN WITNESS WHEREOF, GS Inc. has caused this Award Agreement to be duly executed and delivered as of the Date of Grant.

THE GOLDMAN SACHS GROUP, INC.

DEFINITIONS APPENDIX

The following capitalized terms are used in this Award Agreement with the following meanings:

(a) “409A Deferred Compensation” means a “deferral of compensation” or “deferred compensation” as those terms are defined in the regulations under Section 409A.

(b) “Award Agreement” means the written document or documents by which each Award is evidenced, including any Award Statement or any related signature card.

(c) “Conflicted Employment” means your employment at any U.S. Federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization, or any agency or instrumentality of any such government or organization, or any other employer (other than an “Accounting Firm” within the meaning of SEC Rule 2-01(f)(2) of Regulation S-X or any successor thereto) determined by the Committee, if, as a result of such employment, your continued holding of any Outstanding Restricted Shares would result in an actual or perceived conflict of interest.

(d) “Qualifying Termination After a Change in Control” means that the Firm terminates your Employment other than for Cause or you terminate your Employment for Good Reason, in each case, within 18 months following a Change in Control.

(e) “SEC” means the U.S. Securities and Exchange Commission.

The following capitalized terms are used in this Award Agreement with the meanings that are assigned to them in the Plan.

(a) “Account” means any brokerage account, custody account or similar account, as approved or required by GS Inc. from time to time, into which shares of Common Stock, cash or other property in respect of an Award are delivered.

(b) “Award Statement” means a written statement that reflects certain Award terms.

(c) “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York City are authorized or obligated by Federal law or executive order to be closed.

(d) “Cause” means (i) the Grantee’s conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (A) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or (B) on a felony charge, or (C) on an equivalent charge to those in clauses (A) and (B) in jurisdictions which do not use those designations, (ii) the Grantee’s engaging in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Exchange Act), (iii) the Grantee’s willful failure to perform the Grantee’s duties to the Firm, (iv) the Grantee’s violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which the Firm is a member, (v) the Grantee’s violation of any Firm policy concerning hedging or pledging or confidential or proprietary information, or the Grantee’s material violation of any other Firm policy as in effect from time to time, (vi) the Grantee’s engaging in any act or making any statement which impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Firm or (vii) the Grantee’s engaging in any conduct detrimental to the Firm. The determination as to whether Cause has occurred shall be made by the Committee in its sole discretion and, in such case, the Committee also may, but shall not be required to, specify the date such Cause occurred (including by determining that a prior termination of Employment was for Cause). Any rights the Firm may have hereunder and in any Award Agreement in respect of the events giving rise to Cause shall be in addition to the rights the Firm may have under any other agreement with a Grantee or at law or in equity.

(e) “Change in Control” means the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving GS Inc. (a “Reorganization”) or sale or other disposition of all or substantially all of GS Inc.’s assets to an entity that is not an affiliate of GS Inc. (a “Sale”), that in each case requires the approval of GS Inc.’s shareholders under the law of GS Inc.’s jurisdiction of organization, whether for such Reorganization or Sale (or the issuance of securities of GS Inc. in such Reorganization or Sale), unless immediately following such Reorganization or Sale, either: (i) at least 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (A) the entity resulting from such Reorganization, or the entity which has acquired all or substantially all of the assets of GS Inc. in a Sale (in either case, the “Surviving Entity”), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, as such Rule is in effect on the date of the adoption of the 1999 SIP) of 50% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the “Parent Entity”) is represented by GS Inc.’s securities (the “GS Inc. Securities”) that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such GS Inc. Securities were converted pursuant to such Reorganization or Sale) or (ii) at least 50% of the members of the board of directors (or similar officials in the case of an entity other than a corporation) of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) following the consummation of the Reorganization or Sale were, at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale, individuals (the “Incumbent Directors”) who either (A) were members of the Board on the Effective Date or (B) became directors subsequent to the Effective Date and whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of GS Inc.’s proxy statement in which such persons are named as nominees for director).

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the applicable rulings and regulations thereunder.

(g) “Committee” means the committee appointed by the Board to administer the Plan pursuant to Section 1.3, and, to the extent the Board determines it is appropriate for the compensation realized from Awards under the Plan to be considered “performance based” compensation under Section 162(m) of the Code, shall be a committee or subcommittee of the Board composed of two or more members, each of whom is an “outside director” within the meaning of Code Section 162(m), and which, to the extent the Board determines it is appropriate for Awards under the Plan to qualify for the exemption available under Rule 16b-3(d)(1) or Rule 16b-3(e) promulgated under the Exchange Act, shall be a committee or subcommittee of the Board composed of two or more members, each of whom is a “non-employee director” within the meaning of Rule 16b-3. Unless otherwise determined by the Board, the Committee shall be the Compensation Committee of the Board.

(h) “Common Stock” means common stock of GS Inc., par value $0.01 per share.

(i) “Covered Person” means a member of the Board or the Committee or any employee of the Firm.

(j) “Date of Grant” means the date specified in the Grantee’s Award Agreement as the date of grant of the Award.

(k) “Employment” means the Grantee’s performance of services for the Firm, as determined by the Committee. The terms “employ” and “employed” shall have their correlative meanings. The Committee in its sole discretion may determine (i) whether and when a Grantee’s leave of absence results in a termination of Employment (for this purpose, unless the Committee determines otherwise, a Grantee shall be treated as terminating Employment with the Firm upon the occurrence of an Extended Absence), (ii) whether and when a change in a Grantee’s association with the Firm results in a termination of Employment and (iii) the impact, if any, of any such leave of absence or change in association on Awards theretofore made. Unless expressly provided otherwise, any references in the Plan or any Award Agreement to a Grantee’s Employment being terminated shall include both voluntary and involuntary terminations.

(l) “Fair Market Value” means, with respect to a share of Common Stock on any day, the fair market value as determined in accordance with a valuation methodology approved by the Committee.

(m) “Firm” means GS Inc. and its subsidiaries and affiliates.

(n) “Good Reason” means, in connection with a termination of employment by a Grantee following a Change in Control, (a) as determined by the Committee, a materially adverse alteration in the Grantee’s position or in the nature or status of the Grantee’s responsibilities from those in effect immediately prior to the Change in Control or (b) the Firm’s requiring the Grantee’s principal place of Employment to be located more than seventy-five (75) miles from the location where the Grantee is principally Employed at the time of the Change in Control (except for required travel on the Firm’s business to an extent substantially consistent with the Grantee’s customary business travel obligations in the ordinary course of business prior to the Change in Control).

(o) “Grantee” means a person who receives an Award.

(p) “GS Inc.” means The Goldman Sachs Group, Inc., and any successor thereto.

(q) “Outstanding” means any Award to the extent it has not been forfeited, cancelled, terminated, exercised or with respect to which the shares of Common Stock underlying the Award have not been previously delivered or other payments made.

(r) “Restricted Share” means a share of Common Stock delivered under the Plan that is subject to Transfer Restrictions, forfeiture provisions and/or other terms and conditions specified in the Plan and in the Award Agreement or other Applicable Award Agreement. All references to Restricted Shares include “Shares at Risk.”

(s) “SIP Administrator” means each person designated by the Committee as a “SIP Administrator” with the authority to perform day-to-day administrative functions for the Plan.

(t) “SIP Committee” means the persons who have been delegated certain authority under the Plan by the Committee.

(u) “Transfer Restrictions” means restrictions that prohibit the sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposal (including through the use of any cash-settled instrument), whether voluntarily or involuntarily by the Grantee, of an Award or any shares of Common Stock, cash or other property delivered in respect of an Award.

(v) “Transferability Date” means the date Transfer Restrictions on a Restricted Share will be released. Within 30 Business Days after the applicable Transferability Date, GS Inc. shall take, or shall cause to be taken, such steps as may be necessary to remove Transfer Restrictions.

(w) “Vested” means, with respect to an Award, the portion of the Award that is not subject to a condition that the Grantee remain actively employed by the Firm in order for the Award to remain Outstanding. The fact that an Award becomes Vested shall not mean or otherwise indicate that the Grantee has an unconditional or nonforfeitable right to such Award, and such Award shall remain subject to such terms, conditions and forfeiture provisions as may be provided for in the Plan or in the Award Agreement.

(x) “Window Period” means a period designated by the Firm during which all employees of the Firm are permitted to purchase or sell shares of Common Stock (provided that, if the Grantee is a member of a designated group of employees who are subject to different restrictions, the Window Period may be a period designated by the Firm during which an employee of the Firm in such designated group is permitted to purchase or sell shares of Common Stock).